Exhibit 4.21

Business Cooperation Agreement

Party A: Xiaomi Communication Technology Co., Ltd.
Legal Representative: Wang Chuan
Address: No. 019, 9th Floor, Building 6, Yard 33, Xierqi Middle Road, Haidian District, Beijing

Party B: Anhui Huami Information Technology Co., Ltd.
Legal Representative: Huang Wang
Address: Building B2, Zhong’an Chuanggu Science and Technology Park, High-tech Development Zone, Hefei City, Anhui Province

In view of the willingness of both parties to cooperate, this agreement is tailored for the modalities of cooperation of Xiaomi Customized Products, and the two parties hereby agree to abide by the following terms through friendly negotiation on matters related to cooperation between the two parties:

Article 1:Scope of the agreement

This agreement applies to all customized products provided or already provided by Party B to Party A (hereinafter referred to as “Xiaomi Customized Products”). The specific products are subject to the “Xiaomi Customized Product Project Establishment Agreement” annexed to this agreement signed by both parties before such products are launched.

Article 2:Modalities of cooperation

2.1

Party A specifies the trademark, ID (industrial design), packaging design scheme, etc. to be used in Xiaomi Customized Products (as defined in Article 3.1). Party B is responsible for the overall development, production and supply of Xiaomi Customized Products, and produces and delivers them according to Party A’s orders.

2.2

Party A provides Party B with order forecast based on market judgment. Party B shall arrange production with reference to order forecast, and order forecast is not legally binding on Party A. Party B is responsible for the production of Xiaomi Customized Products and the delivery of them to the warehouse designated by Party A. Party A is responsible for the promotion and sales of products.

2.3

Party A has the right to sell and dispose of Xiaomi Customized Products through all channels, including but not limited to domestic, international, online, offline and other channels; the Xiaomi Customized Products produced by Party B in accordance with this agreement can only be provided to Party A. Without the prior written permission of Party A, Party B shall not provide Xiaomi Customized Products to third parties other than Party A in any form and through any channels, including but not limited to domestic, international, online, offline and other channels. If Party B violates this clause, Party A has the right to terminate the agreement and require Party B to compensate Party A for all losses, and Party A has the right to take any possible measures to avoid further expansion of losses.

2.4	Party B undertakes that Party B will not produce or sell fake Xiaomi brand products by itself or assist any third party in doing so.
2.5

Party B undertakes that Party B will not cooperate with consumer electronics manufacturers that compete with Xiaomi to develop, produce or outsource products that are the same or similar to Xiaomi Customized Products. If Party B violates this clause, Party A has the right to terminate the agreement and require Party B to pay US$1 million as liquidated damages.

2.6

Party A and Party B have formed a mutually beneficial and complementary business cooperative relationship based on common corporate values and consistent business concepts. Both parties fully realize that the friendly and close business cooperation between the two parties has important business, public opinion and reputation value. Party B undertakes that if there is a legal dispute with Party A, it should first be submitted to the management executives of both parties for negotiation and settlement of the dispute. During the existence of the business cooperation relationship between the two parties, Party B shall not bring claims, lawsuits, injunctions or other legal proceedings against Party A and its affiliates, other companies and suppliers in the Xiaomi ecological chain system for the Xiaomi brand products, unless such legal actions or claims will not affect the supply of Xiaomi brand products. If Party B violates this clause, Party A has the right to require Party B to pay liquidated damages of not less than RMB500,000 according to the specific breach of agreement.

2.7

Party B shall strictly control the production and processing of Xiaomi Customized Products. If Party A requests, Party B shall sign a supplier social responsibility agreement with its authorized manufacturer.

2.8

Both parties agree that the collection, storage, use, processing, transmission, provision, disclosure, deletion and other actions of user data generated during the service provision of Xiaomi Customized Products shall be carried out in accordance with the “User Data Terms for Xiaomi Customized Products” attached to this agreement.

Article 3:Definitions

3.1

Xiaomi Customized Products: Products produced and sold under various brands belonging to Xiaomi, as well as products which are using Party B’s own brand and determined as Xiaomi customized products by written consent of both parties.

3.2	Costs and quotations
3.2.1	The cost of Party A refers to the freight and other expenses (if any) incurred by Party A in selling Xiaomi Customized Products under this agreement.

Calculation method of freight: Based on the actual freight incurred.

Other expenses: Expenses incurred in selling customized products.

3.2.2	The cost of Party B includes the following:
3.2.2.1

Raw material cost: The raw material cost should indicate the serial number, model specification, unit, consumption and unit price of all purchased materials, and full name and contact information of all suppliers/agents.

3.2.2.2	OEM Fee: The manufacturer’s OEM fee should specify all cost breakdowns.
3.2.2.3

Mold amortization fee: If both parties confirm that the mold cost needs to be shared, it is limited to the first set of molds for each Xiaomi customized product, and the mold cost of the secondary investment shall be borne by Party B.

Calculation formula of mold amortization cost:

Amortization cost per product mold = total mold cost/amortized quantity *

* Note: The amortized quantity is not less than the sales demand of the product for half a year, and not more than the sales demand of the product for one year. The sales demand is based on the output of Party A when the product sample is sealed. Both parties will negotiate for special customized products;

3.2.2.4

Logistics cost: The converted or estimated logistics cost from Party B’s manufacturer to Party A’s designated location (according to the template provided by Party A); the logistics cost from Party A to Party B’s manufacturer is not included in Party B’s cost.

3.2.3

Expenses that should not be included in the quotation: Party B’s profit and overhead cost (including but not limited to overhead cost such as management fee, utility fee, depreciation fee, after-sales service fee and others).

3.2.4	All prices quoted in this agreement are tax inclusive.
3.2.5	If Party A disagrees with Party B’s cost, Party A has the right to purchase by other means, including but not limited to the following methods:
3.2.5.1	Party A purchases directly from suppliers, and Party B is responsible for acceptance, quantity counting, management and use.
3.2.5.2

Party A provides Party B with relevant procurement channels, and Party B shall sign a procurement agreement with the manufacturer provided by Party A according to the relevant conditions specified by Party A.

Regardless of the above methods, Party B warrants that the raw materials and accessories confirmed by Party A or purchased according to clause 3.2.5.1 or clause 3.2.5.2 will be used in the products it provides to Party A.

3.2.6	Remarks: Both parties only calculate the direct cost for the cooperation model and profit-sharing between the two parties;

One-time input costs (such as research and development, pilot run, certification *, sales, promotional activities, etc.) are not included in the cost.

* Note: This is only for the domestic market. The certification fee for overseas markets will be discussed separately whether it is included in the cost or how to share it according to the situation.

3.2.7	Each party shall bear their management/water and electricity depreciation/company operation expenses respectively.
3.2.8

After-sales maintenance/after-sales services fee/online and offline customer service, on the basis of complying with the “Xiaomi Ecological Chain Customized Product Quality Framework Agreement” attached to this agreement, within the specified quality failure rate, both parties shall bear their after-sales services fee respectively. (The specific after-sales services agreement is implemented in accordance with the “Xiaomi Ecological Chain Customized Product After-sales Services Framework Agreement” signed by both parties)

3.3	Procurement and acceptance
3.3.1

BOM input: Party B shall provide Bill of Material (“BOM”) according to the format requirements of Party A. After BOM is successfully inputted in Party A’s system, Party B shall provide a valid quotation sheet according to Party A’s template.

3.3.2	Purchase price: Subject to the latest purchase order in force (see Article 3.2.2 for the definition of the cost of Party B).
3.3.3	PO Form: Refers to the “Purchase Order” (“PO Form”) confirmed by both parties with seals within the valid period of this agreement.
3.3.4

Delivery Lead Time : From the date when Party B makes a commitment to the purchase order issued by Party A by effective confirmation, to the date when Party A designates the consignee to sign the receipt voucher.

3.3.5

Preliminary acceptance: After Party B delivers the ordered products to the designated place, the designated consignee will check the quantity, packaging, bundling and other status of the products without the need to unpack the transportation packaging of the products and without the use of any inspection equipment.

Article 4:Execution of orders

4.1

After Party B receives the purchase order issued by Party A, it shall sign and seal on Party A’s order and return it to Party A within 3 working days, making it a valid order for both parties; if Party B fails to confirm the order and return it to Party A within the above-mentioned time, Party B shall be deemed to have no objection to the order information, and the order shall be regarded as a valid order. Party B shall fully fulfill the contents of the valid order and shall periodically transmit to Party A in writing the shipment plan of the unexecuted valid order.

4.2

Party B shall deliver and transport in a packaging method suitable for product characteristics and delivery time. Party B is responsible for the logistics costs and responsibilities for delivering the goods to the designated location of Party A in the following ways: (1) The logistics costs are included in the cost of Party B, and Party B shall bear the relevant responsibilities such as risks before the acceptance and storage of the goods. (2) The logistics costs and responsibilities of Party A to self-pickup at Party B’s manufacturer shall be shared as follows: The logistics costs are not included in the cost of Party B, and Party B shall bear the relevant responsibilities caused by Party B’s reasons such as inappropriate packaging and loading.

4.3

Party B delivers the product to the delivery location specified in the valid order. Party A designates the consignee to conduct preliminary acceptance of the product and sign the receipt voucher to receive the order product that has passed the preliminary acceptance. After the preliminary acceptance is passed, Party A has the right to conduct further acceptance of the product. If the further acceptance is unqualified, Party B shall return and replace the product according to Party A’s requirements.

4.4

If Party B fails to deliver the goods on time, Party B shall notify Party A in writing of the revised delivery date and delivery quantity no later than 15 working days before the agreed delivery date of the relevant order. After written confirmation by Party A, both parties may determine the specific delivery date and quantity separately, but Party A’s consent on making modifications will not exempt Party B from the liability for breach of agreement for failure to deliver the goods according to the original time. Party B shall still be liable for compensation for the losses caused to Party A. If Party B still fails to deliver the goods in accordance with the delivery quantity and date separately determined by both parties, Party B shall pay Party A liquidated damages equivalent to three thousandths of the total amount of the order for each day of delay. If the delay is more than ten days, Party A has the right to cancel the order. If Party A suffers losses as a result, Party B shall also compensate for the actual losses caused to Party A, except for the circumstances caused by force majeure.

Article 5:Settlement and payment

5.1

For Xiaomi Customized Products sold through Party A’s channels, the gross profit after deducting all costs and expenses of Party A shall be executed by Party A and Party B in accordance with the “Xiaomi Customized Product Project Establishment Agreement” or the quotation sheet signed by both parties before the release of this product.

Gross profit per product = Selling price - The cost of Party B - The cost of Party A

* The cost of Party A and the cost of Party B is referred to in Article 3.2 of this agreement.

* The selling price is the average selling price of Xiaomi Customized Products by Party A.

Both parties confirm that the settlement shall be carried out in the manner agreed in Article [5.3]

5.2	Business sharing model

Party B’s share = Party A’s sales quantity * gross profit per product * Party B’s share ratio.

5.2.1	Payment: Settle based on PO Form.
5.2.2

Share payment: Party A completes the share statement for the last month’s shipment of Xiaomi Customized Products on the 10th working day of each month, and sends it to Party B for confirmation. After confirmation, Party B will issue a Value-added Tax special invoice for the same amount equivalent to the share statement with the corresponding product name to Party A. Party A shall pay to Party B’s designated account within 10 working days after receiving the accurate invoice issued by Party B.

5.2.3	The calculation of the share is based on the actual sales volume of the product during the settlement time.
5.3	Purchase and sale mode
5.3.1

Purchase and sale payment: Party A completes the statement of account for the last month’s inbound inventory volume of Xiaomi Customized Products on the 5th working day of each month, and sends it to Party B for confirmation. After confirmation, Party B will issue a Value-added Tax special invoice for the same amount equivalent to the statement of account with the corresponding product name to Party A. Party A shall pay to Party B’s designated account within 30 working days after receiving the accurate invoice issued by Party B.

5.3.2	The settlement of the purchase and sale payment is subject to the inbound inventory volume and the statement of account.
5.4	Party B’s designated account:

Account Name: Anhui Huami Information Technology Co., Ltd.
Bank: China Merchants Bank Hefei Branch Sales Department
Bank account: ******

Article 6:Rights and Obligations of Both Parties

6.1	Party B shall ensure that Xiaomi Customized Products enjoy conditions of production, processing, procurement and other conditions not lower than Party B’s own brand products.
6.2

According to the content contained in the definition of cost in Article 3.2, Party B shall provide Party A with the latest cost list within 3 working days of the change in the BOM cost list for Xiaomi Customized Products. Party A has the right to require Party B to provide details of the contract, invoices, payment receipts, etc. between Party B and its suppliers/OEM manufacturers. If there is any adjustment to the price of raw materials,

OEM costs, freight, or other costs, Party B shall mark the price changes and execution dates before and after in the BOM in detail, and adjust the above-mentioned prices in the new order with the consent of Party A. At the same time, Party B is obliged to ensure that Party A has the right to directly contact the supplier for review. The “Equal Informed Audit Rights Agreement” is signed together with this agreement as an annex to this agreement.

6.3

If the price changes of raw materials, OEM costs, freight or other costs have actually occurred and Party B has not notified Party A on such price changes, or has not marked and made corresponding adjustments in the BOM provided, once found, Party A has the right to terminate any issued orders (for the avoidance of doubt, Party A has the right to unilaterally cancel such orders regardless of whether Party B confirms such orders) and terminate the cooperation, and impose a fine on Party B’s negligence. The formula for calculating the amount of the fine is as follows:

Fine amount = purchase price per unit before price reduction * highest price reduction ratio * cumulative sales quantity of the product * 10;

Note: The highest price reduction ratio refers to the proportion of the single raw material with the highest price reduction in the BOM cost list.

6.4

Party A shall order products from Party B in accordance with the purchase order agreed upon by both parties. The purchase order is binding on both parties. If one party fails to fulfill the order plan and causes losses to the other party, that party (the “breaching party”) shall be liable for compensation, and the compensation amount shall be limited to the actual loss of the other party (the “abiding party”), excluding any indirect, expected and previously unpredictable losses of the breaching party. Notwithstanding the above-mentioned agreement, Party A has the right to cancel the order or change the content of the order if it finds a cost change after the order takes effect.

6.5

Party B shall inform Party A in advance when replacing product parts and suppliers. Product change management shall follow the “Xiaomi Ecological Chain Customized Product Quality Framework Agreement” attached to this agreement.

6.6

Party B undertakes that it has the qualifications/certification to provide goods and perform services, and has obtained all licenses, approvals and certifications required by Chinese laws and regulations and the laws and regulations of the target countries sold by Party A for the provision and performance of goods/services (if Party B is responsible for certification of Xiaomi Customized Products), such licenses, approvals and certifications shall remain fully valid during the period of this agreement.

6.7

Party B guarantees that the products provided to Party A are completely consistent with the products certified and tested in terms of manufacturing process, product quality, performance indicators and other tests.

6.8

Party A has the right to conduct compliance review of Xiaomi Customized Products in accordance with the company’s policies and  the requirements of laws and regulations of the sales target country. Party B shall cooperate with Party A according to the needs of Party A’s compliance review, provide timely information or materials that meet the requirements, and rectify Xiaomi Customized Products based on the results of the compliance review conducted by Party A.

6.9

Party B shall ensure that the packaging material information such as instructions, warnings, and statements of Xiaomi Customized Products meet the compliance requirements of the sales target country. Party A has the right to require Party B to rectify the packaging material information in accordance with the laws and regulations of the sales target country, and Party B shall bear the expenses arising therefrom.

6.10

Party B guarantees that the quality of the products meet the requirements of Party A, and shall provide Xiaomi Customized Products in accordance with the relevant provisions of the “Xiaomi Ecological Chain Customized Product Quality Framework Agreement” attached to this agreement. Party B knows and agrees to unconditionally accept and abide by all relevant policies such as after-sales, returns and replacements policies updated by Party A from time to time.

6.11

When Party A sells Xiaomi Customized Products with zero or negative gross profit, the loss shall be shared by Party A and Party B in accordance with the share ratio or the proportion agreed by both parties in writing.

6.12

If the Xiaomi Customized Products have potential safety hazards and endanger the personal and property safety of end users due to the reasons of Party B, Party B shall bear all the expenses and all legal responsibilities arising therefrom. For details, please refer to the annex “Xiaomi Ecological Chain Customized Product Quality Framework Agreement” to this agreement signed by both parties, and the annex “Xiaomi Ecological Chain Customized Product After-sales Services Framework Agreement”.

6.13

Party B’s collection, storage, use, processing, transmission, provision, disclosure, deletion and other actions of user data shall be carried out in accordance with the provisions of the “User Data Terms for Xiaomi Customized Products” attached to this agreement.

6.14

If both parties decide to cooperate in direct delivery mode, and Party B or its designated third-party logistics carrier  will directly transport the product to the receiving address or recipient designated by Party A, both parties shall sign the annex “Special Agreement on Direct Delivery Products” and the relevant data protection annex “Data Protection Appendix” (the name of the attachment may be adjusted).

6.15

If requested by Party A, Party B shall purchase product liability insurance that meets the requirements of Party A for Xiaomi Customized Products, and take Party A as the co-insured or additional insured, and the relevant expenses shall be borne by Party B. A copy or scanned copy of the insurance-related certificate shall be submitted to Party A for preservation.

6.16

Party B undertakes that Party B can carry out marketing and publicity on Xiaomi Customized Products, and the publicity methods include but are not limited to: (1) Party B uses its own marketing resources and channels to carry out marketing and publicity on Xiaomi Customized Products; (2) Party B and Party A carry out joint product publicity, product co-creation, use of Party A’s marketing resources or Party A’s designated marketing resources for product promotion. After negotiation between the two parties, no matter what kind of publicity method, if Party A pays the publicity supplier in advance on behalf of Party B, the product marketing fee that Party A has paid on behalf of Party B may be deducted from the purchase price or share payment that Party A should pay to Party B as stipulated in this agreement.

6.17

Party B shall not maliciously denigrate Xiaomi Customized Products when marketing or selling its own brand products, and shall not have unfair competition behaviors such as publishing unreasonable and malicious comparative advertisements between its own brand products and Xiaomi Customized Products, thereby affecting Xiaomi Customized Products’ sale and affecting the Xiaomi brand. If Party B violates this clause, Party A has the right to require Party B to pay liquidated damages of not less than RMB500,000 according to the specific breach of agreement.

6.18

If Party B is authorized by Party A to use Party A’s brand to register a New Media account, the ownership, use, operation and other related rights of the New Media account are all owned by Party A. Party A may authorize Party B to operate and manage Party A’s New Media account on its behalf. For the definition of “Party A’s Brand”, please refer to the relevant provisions of Article 1, Paragraph 1, Item 2 of the “Additional Provisions of Brand Protection”. The scope of this “New Media Account” includes Party B’s existing accounts registered with Party A’s brand and subsequent accounts authorized by Party A to operate Party A’s brand.

6.19	If Party B operates and manages Party A’s New Media account on Party A’s behalf, Party B shall abide by the following agreements:
6.19.1	The content operated by Party B on Party A’s New Media account shall be reported to Party A in advance and confirmed by Party A in accordance with Party A’s requirements before being released.
6.19.2	Operational content released by Party B shall comply with below requirements:
(1)	The content that is not related to Party A’s main body, Party A’s business, and Party A’s brand products shall not be published through hot spots, network traffic or any other means;
(2)	The content shall comply with the requirements of national laws, regulations and policies, and any content that is related to military, political, pornography and explosion shall not be published;
(3)	Content that violates public order and good customs shall not be published;
(4)	Content that engages in false advertising of Party A’s products shall not be published;
(5)	The new product information shall not be released without prior written confirmation of Party A;

(6)

It is not allowed to use the video clip images of Party A’s enterprise management team and Party A’s star spokesperson at will in the operational content. If it needs to be used, it must be confirmed in writing with Party A before being released;

(7)	The content shall not infringe on the intellectual property rights of others.
6.19.3

If Party B fails to report to Party A in accordance with Article 6.19.1 and confirmed by Party A, if the content of the operation is prohibited from being published in Article 6.19.2, for each breach of agreement by Party B, Party A has the right to request Party B to pay liquidated damages of RMB500,000 according to the specific breach of agreement.

6.19.4

Party A may, according to the business development situation or based on Party B’s breach of agreement, notify Party B in writing to unconditionally withdraw the authority of Party A’s account operated on its behalf without the consent of Party B. Party B shall complete the handover of account operation within 5 working days from the date of receipt of Party A’s written notice. Party B’s refusal to hand over or extension of the handover shall be regarded as a breach of agreement. From the 6th day, Party A has the right to require Party B to voluntarily compensate Party A for RMB10,000 per day in addition to the liquidated damages stipulated in Article 6.19.3 above, and the cumulative total amount of liquidated damages is not limited.

6.19.5

Party B shall bear the corresponding responsibility for the infringement liability and policy risk liability arising from Party B’s operation and management of the New Media account. If Party B causes any loss to Party A, Party A has the right to recover from Party B.

6.20

If the customized products provided by Party B for Party A include firmware and software (including but not limited to independent APPs, drivers, application programs, etc.) which are developed by Party B to assist in customizing products for better use, Party B shall be responsible for firmware and software development, effective maintenance of the normal operation of the software, improvement of the software privacy compliance, and Party B shall retain the interface doc, requirements doc, User Interface (UI) file, User Experience (UE) file and other related technical docs of the firmware and software. If Party B proposes to terminate the cooperation with Party A or the two parties negotiate the termination of the cooperation, after both parties confirm that there are no active and new users of Party A’s products within 90 days before the termination of the cooperation, Party B may terminate the maintenance of the corresponding firmware or software with the written consent of Party A. If there are still active or new users of Party A’s products within 90 days before the termination of the cooperation between the two parties, Party B shall formulate a follow-up firmware or software maintenance and handover plan, and Party B may terminate the maintenance software with the written consent of Party A. If Party B is unable to continue to undertake the maintenance and after-sales work of the firmware and software due to factors such as enterprise bankruptcy, business adjustment or force majeure, Party B shall notify Party A in writing three months in advance in the handover of the firmware and software. If Party B violates this clause, Party A has the right to require Party B to bear liquidated damages of not less than RMB1 million according to the specific breach of agreement.

6.21

The cloud services used by Party B for Party A’s customized products must be deployed and run on Party A’s server. If Party B needs to develop or provide services to the software of Party A’s customized products through external functional interfaces and SDKs, the interfaces and SDKs can only be used after the written evaluation and consent of Party A. Without the written permission of Party A, Party B shall not use any data and data products obtained from Party A for its own use or transmit, provide or disclose them to any other third party. If Party B’s above-mentioned development or service work can be entrusted to a third party with the consent of Party A, the supplier of Party B shall comply with the relevant security requirements for the use of Party A’s cloud services, and shall not use the convenience authorized by Party A and the unforeseen vulnerability in Party A’s system to penetrate, obtain, transfer data or conduct acts that endanger Party A and the data security of Party A. If Party B violates this clause, Party A has the right to require Party B to pay liquidated damages of not less than RMB1 million according to the specific breach of agreement and has the right to enforce Party B’s corresponding legal responsibility.

Article 7:Open Source Software

7.1

In principle, Party B shall not include or embed any open source software, independent software, free software, and third-party materials subject to the license terms of any open source software, independent software and free software (collectively referred to as “Open Source Software”) in the customized product, especially the use of contagious open source licenses. Contagious open source licenses include but are not limited to GPL-type licenses such as LGPL/MPL/GPL/AGPL.

7.2

If Party A judges that it is necessary to use it, Party B shall meet the following conditions (1) - (4) concurrently: (1) Party B has provided Party A with a written bill of material and clearly identified in the list that the specific elements in development of products and/or technical achievements contain Open Source Software; (2) Party B has clearly identified the third-party licenses and any use restrictions applicable to the Open Source Software in the above-mentioned written list; (3) Party B has adopted technical means and isolation measures to prevent the code delivered by Party B from infecting Party A’s code; and (4) With the written consent of Party A, Party B is allowed to use the Open Source Software.

7.3

Party B may use the Open Source Software only if Article 7.2 is satisfied and the following commitments and warranties are made: Party B has complied and will continue to comply with the terms and conditions of the relevant licenses applicable to the Open Source Software included or embedded in the contract products. If Party A does not agree to use the Open Source Software, Party B shall replace the Open Source Software and guarantee that the quality and performance of the contract product will not be affected in any way.

7.4

If Party B fails to perform or fully perform the above-mentioned obligations or fails to comply with any requirements of the Open Source Software license, Party B shall be responsible for handling and compensating Party A and Party A’s affiliates for all costs and losses arising therefrom, including but not limited to litigation fees, arbitration fees, attorney fees, liquidated damages, and settlement payments.

Article 8:Intellectual property

8.1	Party B’s trademark and copyright authorization
8.1.1

Party B authorizes Party A and its affiliates to use Party B’s trademarks, logos and corporate names on Xiaomi Customized Products on a global scale, including but not limited to manufacturing, promotion, sales, promised sales and import and export, in an irrevocable, free and sublicensable manner. The relevant content of the use of the Xiaomi logo is subject to the “Additional Provisions for Brand Protection” attached to this agreement.

8.1.2

Party B shall ensure the originality of the materials of the product websites (including but not limited to publicity materials, copywriting, pictures, videos, H5 pages, etc.) designed and produced by Party B. If the materials are provided by third parties, Party B shall obtain relevant legal authorization from the third party. Party B agrees to authorize Party A and its affiliated entities to use all the above-mentioned materials free of charge worldwide. The specific methods and channels of use are determined by Party A.

8.2

If the software customized by Party B for Party A needs to be released on each app partner platform, the signature right belongs to Party A and the software is released in the name of Party A. The software copyright shall be applied for by Party A. If Party B needs to apply for it due to special circumstances, Party B shall apply for it after obtaining the consent of Party A.

8.3

Party B provides Party A with the development of product software and firmware services. Party B shall deliver all the codes involved to Party A. At the same time, if Party B needs to purchase third-party services or code bases from third-party suppliers in order to complete the service content stipulated in this agreement, Party B shall authorize and agree that all products under Party A and Party A’s brand can be used free of charge.

Article 9:Confidentiality clause

Both parties agree that the confidential information involved in the cooperation between the two parties includes but is not limited to any information provided by the two parties to the other party in accordance with this agreement, correspondence during the cooperation process and other undisclosed commercial or technical materials or information. The receiving party shall assume the confidentiality obligation of the disclosing party’s confidential information. Whether the confidential information is obtained orally, in writing, visually or in other forms, the receiving party shall not disclose the disclosing party’s confidential information to any third party or use it for other purposes unrelated to the cooperation between the two parties, unless the disclosing party has previously authorized the third party in writing to obtain the disclosed confidential information. The specific agreements related to confidentiality are subject to the “Non-disclosure Agreement” attached to this agreement.

Article 10:Liability for breach of contract and termination of contract

10.1	Any breach of this agreement, the annexes to this agreement, and the PO Form shall constitute a breach of this agreement. Unless otherwise agreed in this agreement or the annexes, if one party to the agreement violates the provisions of this agreement, that party (the “breaching party”) shall pay the other party (the “abiding party”) liquidated damages of RMB500,000. If the above-mentioned liquidated damages are insufficient to make up for the losses of the abiding party, the breaching party shall also compensate the insufficient part, including but not limited to the expenses and costs incurred by the abiding party’s handling of the breach of agreement, including investigation, arbitration, litigation, attorneys and other legal fees and expenses. If Party B or its affiliates have any payable amounts to Party A (including but not limited to the fees, fines, liquidated damages, etc.), Party A and its affiliates shall have the right to freeze the corresponding amount from any payable amounts of Party B or its affiliates, or offset the amount directly, to the maximum extent permitted by law.

10.2

If Party B violates the agreement and causes one or more of the following situations to occur, in order to maintain Party A’s brand reputation, Party A has the right to take all measures to solve such problems by itself or by requesting Party B, including but not limited to taking public relations measures, responding to lawsuits, reaching a settlement with a third party and/or paying the third party in advance, and all costs incurred in resolving such disputes or problems (including but not limited to the costs of hiring a lawyer and other third parties, the costs of responding to lawsuits, and paying the third party fees and fines) shall be borne by Party B. If Party A pays in advance, it has the right to recover from Party B:

(1)	Incidents or disputes related to personal injury and property losses of consumers caused by Xiaomi Customized Products;
(2)	Intellectual property disputes on Xiaomi Customized Products (including but not limited to intellectual property infringement disputes) caused by Party B;
(3)

Party B fails to obtain the relevant certifications, licenses or qualifications required by the laws of China and the sales target country, or the products it provides do not meet any product compliance requirements of China and the sales target country, resulting in situations such as the inability to sell the product, customer complaints, consumer disputes, administrative penalties, detention and penalties by customs or market regulatory agencies, court bans, etc.;

(4)	Disputes, complaints and other issues caused by Party B or together with the authorized channel distributors illegally or wrongly providing products after sale service;
(5)

Party B’s collection, storage, use, processing, transmission, provision, disclosure, deletion and other actions of user data to be in violation of the laws and regulations of the place where the product is sold or all other applicable data privacy protection laws and regulations.

If a third party claims or files a lawsuit against Party A or its affiliates, distributors, agents, etc. (the “Injured Party”) due to the foregoing reasons, at the request of Party A, Party B shall cooperate with Party A to defend and ensure that the interests of the Injured Party will not be harmed, and Party B shall make compensation to the Injured Party (including but not limited to the expenses of the Injured Party’s lawyers and other third parties, the expenses of responding to the lawsuit, and the expenses compensated for the third party).

10.3	In the following circumstances, Party A has the right to terminate this agreement and specific orders in advance upon written notice from Party A:
(1)	Party B seriously breaches its obligations under this agreement and specific orders;
(2)

Except as prohibited by applicable bankruptcy laws, if Party B declares bankruptcy, is unable to pay its debts as they become due, is incapacitated for other reasons, and its assets are transferred or accepted by other creditors;

(3)

If the products delivered by Party B cannot meet the agreed acceptance standards or quality requirements, Party A believes that there is no rectification value or it still cannot meet the standards after rectification for three times;

(4)	Without the prior written consent of Party A, Party B delays the delivery without reasonable reason;
(5)

Party B fails to comply with the “User Data Terms of Xiaomi Customized Products” attached to this agreement, fails to store data on Xiaomi Ecological Cloud or other cloud servers specified by Party A, triggers disputes that infringe on the protection of users’ personal information, and does not comply with Party A’s permission to disclose user data to third parties, etc.

Article 11:Export control

Both parties undertake and warrant to strictly comply with applicable export control and economic sanctions laws and regulations (including but not limited to laws and regulations in China, US, European Union, and Japan). One party warrants that the disclosure or provision of any technology, technical data, software code or other information, hardware, equipment or its components (“Delivery Items”) to the other party, would not violate any applicable export control laws and regulations. Both Parties undertake not to disclose or make available, to the best of its knowledge, directly or indirectly, any Delivered Items to: (1) any country or territory under comprehensive economic sanctions by the US government (currently include Crimea, Cuba, Iran, North Korea, and Syria), and other relevant US sanctioned areas (currently include Sudan and Venezuela); or (2) any individuals or entities which have been listed on (a) the US Specially Designated Nationals and Blocked Persons List (“SDN List”) or any other sanctions list, or entities owned or controlled by entities on the above-mentioned lists; or (b) the List of Denied Persons (“Entity List”), or any other export control or restricted transaction list; or (3) any military end user or for any military end use as specified in the US Export Control Regulations; (4) Delivered Items shall not be used in any way to support terrorism, nuclear technology, biological and chemical weapons, missiles, weapons of mass destruction, etc. If a party violates the provisions of this section, the abiding party shall have the right to cease performance of this agreement and any related contracts.

Article 12:User data

Party B shall ensure that its collection, processing, disclosure, storage, use, transmission and other actions of user data comply with any data protection laws and regulations that may be applicable. If Party B violates any applicable data protection laws and regulations, it shall independently bear all legal responsibilities. Party B shall compensate Party A for any losses caused. If Party A is adversely affected, Party B shall publicly clarify the relevant situation through public channels or cooperate with Party A on the clarification. Other specific relevant provisions are subject to the “User Data Terms for Xiaomi Customized Products” attached to this agreement.

Article 13:Integrity clause

Party B undertakes that Party B and Party B’s personnel shall not engage in any commercial bribery in the business activities related to Party A, and Party B shall not have any conflict of interest in the business activities with Party A without the permission of Party A. If Party A reasonably judges that Party B may violate this agreement in its business activities with Party A based on whistle-blowing from third parties and Party B’s business operations, Party A has the right to conduct audits and investigations on Party B’s relevant business activities. Party B shall cooperate with Party A’s audit and investigation work, and shall bear the responsibility for breach of agreement. Other specific relevant provisions are subject to the “Business Integrity Agreement” annexed to this agreement.

Article 14:Force majeure

14.1

Any party who is unable to perform its obligations under this agreement due to force majeure events, including but not limited to fire, flood, earthquake, typhoon, natural disaster, etc., shall not bear any responsibility, and the performance time of such party stipulated in this agreement is automatically extended. The extended time shall be equal to the time when such party to the agreement is directly or indirectly unable to perform the agreement due to a force majeure event. The party to the agreement affected by the force majeure event shall notify the other party of the force majeure event by telegram or telex within a reasonable time, and submit the relevant proof of the force majeure event issued by the relevant authorities to the other party within 15 days after the occurrence of such event.

14.2	If the performance of the agreement cannot be continued, Party A has the right to unilaterally terminate this agreement and the specific order.

Article 15:Scope of effect

15.1	This agreement is signed by both parties in Haidian District, Beijing, and the validity period is [2] years, from [January 13, 2023] to [January 13, 2025].
15.2

Except for the circumstances stipulated in Article 10 of this agreement, if Party B fails to comply with any of the contents of this agreement, once figured out by Party A, Party A has the right to require Party B to stop the breach immediately; if Party A finds that Party B has not stopped the breach of agreement thereafter, then Party A has the right to terminate this agreement immediately.

15.3

During the validity period of this agreement, neither party shall modify or terminate this agreement at will without the written consent of the other party, except for one party exercising its unilateral right to terminate this agreement in accordance with the provisions of this agreement. If both parties have negotiated and agreed to confirm the change of procurement plan, procurement quantity, after-sales processing and other specifications, rules and plans by email, Party A may require Party B to confirm the content of the email within the agreed time. If Party B has any objection to the content of the above-mentioned email, it shall be raised within three working days after receiving the email notification from Party A, and both parties shall negotiate together. If Party A and Party B cannot reach an agreement through negotiation, the content of Party A’s email notification shall prevail. If Party B does not raise an objection within the aforementioned period, Party B shall be deemed to agree to implement in accordance with the above-mentioned email from Party A.

15.4

Party A and Party B determine that if the occurrence of force majeure and other circumstances makes the performance of this agreement unnecessary or impossible, both parties may negotiate to terminate this agreement.

15.5

Upon the expiration of this agreement, the outstanding claims and debts incurred by both parties shall not be affected by the termination of this agreement, and both parties shall continue to perform their respective obligations.

15.6

If this agreement and the specific order are cancelled or terminated in advance for any reason, the warranty, intellectual property rights, confidentiality, breach of agreement and other terms that should be survived according to their nature stipulated in this agreement and the specific order shall remain to be valid.

Article 16:Settlement of disputes

16.1

Any dispute, controversies or claim arising from this agreement or related matters of this agreement shall be settled through friendly negotiation between the two parties. If it cannot be settled through negotiation, it shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its currently effective rules. The award of the arbitration commission is final and binding on both parties. Unless otherwise agreed by both parties, the language of arbitration shall be Chinese.

16.2	The losing party shall bear the costs of the arbitration, unless the arbitration committee decides otherwise.
16.3	In the event of arbitration, neither party shall suspend, refuse or delay the performance of other parts of this agreement that are not affected by arbitration.

Article 17:Supplementary Provisions to the Agreement

17.1	Changes to the agreement: All changes to the agreement (including supplements, amendments, etc.) must be validly signed by both parties before they can take effect.

17.2

The attachments to this agreement “Xiaomi Customized Product Project Establishment Agreement”, “Equal Informed Audit Right Agreement”, “Intellectual Property Provisions”, “Xiaomi Customized Product User Data Provisions”, “Xiaomi Ecological Chain Customized Product Quality Framework Agreement”, “Xiaomi Ecological Chain Customized Product After-sales Services Framework Agreement”, “Non-disclosure Agreement”, “Additional Provisions for Brand Protection”, “Xiaomi Ecological Chain Customized Product International After-sales Services Framework Agreement”, “Product Change (PCN) Agreement”, “Business Integrity Agreement” and the PO Form signed by both parties is an integral part of this agreement and have the same legal effect.

17.3

If there are any matters not covered by this agreement, both parties shall negotiate and sign a written supplementary agreement, and the supplementary agreement shall have the same effect as this agreement.

17.4

Any express waiver of this agreement or failure to exercise any rights conferred by this agreement in a timely manner shall not constitute a continuing waiver or imply a waiver of any rights under this agreement.

17.5

If any provision or part of the agreement is found to be illegal or unenforceable, the relevant content will be severed from this agreement and will not affect, impair or derogate from the validity of any other provision or part of this agreement at all. Other provisions or parts of this agreement that are valid or legal and which are most similar in meaning and content to the above-mentioned provisions found to be illegal or unenforceable will supersede such provisions.

17.6

Notices: All notices shall be in writing. A written notice sent by Party A to Party B by fax or similar means shall be deemed to have been delivered on the day it is sent, a letter shall be deemed to have been delivered on the day it reaches the recipient of Party B, an airmail shall be deemed to have been delivered on the fifth (5) day after it is sent, and a courier shall be deemed to have been delivered on the day of the recipient’s confirmation signature. For electronic mail or telegram data, it is deemed to have been delivered on the day it reaches Party B’s electronic system. If Party B’s contact person changes, Party A shall be notified three (3) days in advance.

Party B Contact: ***

17.7

The headings and descriptions of the terms included in this agreement are for reference only and shall not in any way limit, restrict, extend, or describe the scope of this agreement or the content of any of the terms.

17.8

The original of this agreement in duplicate shall come into force after both parties have affixed the official seal or the special seal of the agreement. Both parties hold one copy, which has the same legal effect.

(There is no text below, it is a signature page)

Xiaomi Communication Technology Co., Ltd. (Seal)	Anhui Huami Information Technology Co., Ltd. (Seal)

Contract seal: /s/ Xiaomi Communication Technology Co., Ltd.	Contract seal: /s/ Anhui Huami Information Technology Co., Ltd.

Appendix 1:Intellectual Property Provisions

Appendix 2:Equal Informed Audit Right Agreement

Appendix 3:Xiaomi Customized Product User Data Provisions

Appendix 4:Xiaomi Customized Product Project Establishment Agreement

Appendix 5:Additional Provisions for Brand Protection

Appendix 6:Xiaomi Ecological Chain Customized Product Quality Framework Agreement

Appendix 7:Xiaomi Ecological Chain Customized Product After-sales Services Framework Agreement

Appendix 8:Non-disclosure Agreement

Appendix 9:Xiaomi Ecological Chain Customized Product International After-sales Services Framework Agreement

Appendix 10:Product Change (PCN) Agreement

Appendix 11:Business Integrity Agreement